CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

                                       OF

                                MONACO GROUP INC.


It is hereby certified that:

     1. The certificate of incorporation of this corporation is hereby amended by adding the following sentence to Article FOURTH:

          "All of the corporation's issued and outstanding shares of $0.001 par value common stock shall be, and hereby are, split at the rate of 10 shares for 1."

     2. This Certificate of Amendment of the Certificate of Incorporation has been duly approved and adopted by written consent by the holders of a majority of the issued and outstanding shares of this corporation's $0.001 par value common stock in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, Monaco Group Inc. has caused this Certificate of Amendment to be duly executed this 29th day of September, 2003.


MONACO GROUP INC.


By:   /s/ Peter Nelipa
      -----------------------
      Peter Nelipa
      President